Exhibit 99.1

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

Company Contacts:
David J. Keller
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

TOUSA Reports Record Fourth Quarter and Year-End 2004 Financial Results

Highlights of the fourth quarter include:

➢ Record homebuilding revenue of $670.5 million, a 39% increase
➢ Operating margin on home sales of 8.9%, a 280 basis point increase
➢ $200 million senior subordinated notes offering
➢ Completion of the Sunbelt joint venture

Highlights of the year include:

➢ Record earnings of $119.6 million, a 45% increase
➢ Record homebuilding revenue of $2.1 billion, a 28% increase
➢ 5,763 homes in backlog, an 84% increase
➢ Sales value of homes in backlog of $1.6 billion, an 83% increase
➢ 45% increase in new sales orders

HOLLYWOOD, Fla., February 16, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the fourth quarter and year ended December 31, 2004.

TOUSA also announced today that its Board of Directors has declared a cash dividend of $.015 per share on the Company’s outstanding common stock, payable on March 11, 2005, to shareholders of record at the close of business on February 28, 2005.

“We are pleased with our solid performance in 2004, a year in which we essentially reached the end of our transition from a group of local and regional builders into a large diversified and professionally managed national home builder,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Despite the impact of the four unprecedented hurricanes that affected our Florida operations, we had very positive third and fourth quarter results. We believe this reflects the successful execution of our strategy and demonstrates that our efforts to reposition TOUSA are beginning to come together.”

Three Months Ended December 31, 2004

Homebuilding revenues for the fourth quarter of 2004 were $670.5 million, a 39% increase over the $483.3 million in the fourth quarter of 2003 due to increases in both the number and average sales price of homes delivered. The number of homes delivered increased 29% to 2,327 (including unconsolidated joint ventures) from 1,803 in the fourth quarter of 2003. The Company’s average sales price on delivered homes increased 5% to $275,000 from $261,000 for the fourth quarter of 2003.

Net income for the fourth quarter of 2004 was $49.4 million (or $1.06 per diluted share) compared to $20.3 million (or $0.46 per diluted share) for the three months ended December 31, 2003. Land sales during the fourth quarter of 2004 generated pretax income of $22.2 million ($13.9 million net of taxes). Lands sales in the fourth quarter of 2003 generated pretax income of $1.6 million ($1 million net of taxes). The increase in the fourth quarter of 2004 is primarily due to a $16 million pretax gain the Company recognized from the sale of a single property. EBITDA for the fourth quarter was $96.5 million.

As previously announced on January 12, 2005, the Company recorded a 20% increase in net new sales orders to 1,919 (including unconsolidated joint ventures) from 1,604 for the quarter ended December 31, 2003.

Year Ended December 31, 2004

Homebuilding revenues for the full year were $2.1 billion, a 28% increase over the $1.6 billion reported in 2003. For the first time in the Company’s history, revenues exceeded $2 billion. Revenues from unconsolidated joint ventures for the year ended December 31, 2004 were $34.7 million. The number of homes delivered increased 20% to 7,337 (including unconsolidated joint ventures) from 6,135 in 2003. The Company’s average sales price on delivered homes increased 5% to $275,000 from $262,000 for 2003.

For the year ended December 31, 2004, TOUSA reported net income of $119.6 million (or $2.60 per diluted share), a 45% increase over the $82.7 million reported in the prior year. EBITDA for the year was $253.1 million.

For the year, net new sales orders increased 45% to 9,933 (including unconsolidated joint ventures) from 6,835 in the prior year.

The Company’s homes in backlog totaled 5,763 (including unconsolidated joint ventures), an 84% increase from the prior year period. The Company’s sales value of homes in backlog increased 83% to $1.6 billion from $855.4 million.

Earnings Guidance

The Company reaffirmed its 2005 earnings guidance of $155 million of net income or $3.38 earnings per share (based on 45.9 million fully diluted shares) on $2.7 billion in revenue (excluding unconsolidated joint ventures). Based upon the Company’s increased joint venture activity, the Company will segregate joint venture income in the income statement. The Company expects 2005 EBITDA of $320 million. The Company expects to deliver approximately 9,600 homes (including unconsolidated joint ventures).

“We believe TOUSA is well positioned for the future and capable of continued profitable growth. Our 5,763 homes in backlog provide excellent visibility into 2005, as they represent nearly 60% of our anticipated 2005 deliveries. We continue to improve our operating margin from home sales, as reflected in our sequential improvement throughout 2004, and expect this to continue throughout 2005.”

Mr. Mon continued, “Due to the delayed openings of some of our communities and our proactive efforts to intentionally slow sales rates to match our production rates in some of our high demand markets, we anticipate our new sales orders in the first quarter of 2005 will be approximately 5-9% less than the prior year.”

The Company will host a conference call Thursday, February 17, 2005 at 11:00 a.m. EST. To access the call, please dial (800) 818-5264 (domestic) or (913) 981-4910 (international) and use the pass code 4264813. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. This call is also being web cast by CCBN and can be accessed through the Company’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the strength of our business and demand for our homes, (ii) our continued profitable growth, (iii) that our operating margin from home sales will continue to improve during 2005, (iv) our ability to convert our 2004 homes in backlog into home deliveries during 2005, (v) the impact of using joint ventures on our risk and our capital resources, (vi) the duration of labor and supply shortages caused by the hurricanes in Florida, (vii) the amount of land sales that we will have in the future and (viii) our 2005 revenue, earnings, operational, and EBITDA guidance. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (iv) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (v) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 10, 2004.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data)

	Three Months Ended December 31,
	2004	2003	2002
Homebuilding:
Revenues:
Homes sales	$615.7	$470.4	$365.1
Land/lot sales	54.8	12.9	15.4

	670.5	483.3	380.5

Cost of sales:
Home sales	487.6	384.4	294.1
Land/lot sales	32.6	11.3	13.7

	520.2	395.7	307.8

Gross profit	150.3	87.6	72.7

Selling, general and administrative expenses	74.7	58.2	46.1
Income from joint ventures	(2.5)	—	—
Other (income) expense	1.0	(0.9)	(0.8)

Homebuilding pretax income	77.1	30.3	27.4

Financial Services:
Financial Services pretax income	1.9	1.7	4.8

Income from continuing operations before income taxes	79.0	32.0	32.2
Income tax expense	29.6	11.7	12.0

Income from continuing operations	49.4	20.3	20.2

Discontinued operations:
Income from discontinued operations	—	—	—
Income tax expense	—	—	—

Income from discontinued operations, net of taxes	—	—	—

Net income	$49.4	$20.3	$20.2

Earnings per common share – basic
From continuing operations	$1.10	$0.47	$0.48
From discontinued operations	—	—	—

Net income	$1.10	$0.47	$0.48

Earnings per common share – diluted
From continuing operations	$1.06	$0.46	$0.48
From discontinued operations	—	—	—

Net income	$1.06	$0.46	$0.48

Weighted average number of common shares outstanding:
Basic	44,856,437	43,203,119	41,818,181

Diluted	46,390,563	43,916,537	41,818,181

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share data)

	Year Ended December 31,
	2004	2003	2002
Homebuilding:
Revenues:
Homes sales	$1,985.0	$1,604.4	$1,350.3
Land/lot sales	115.8	38.2	27.4

	2,100.8	1,642.6	1,377.7

Cost of sales:
Home sales	1,592.0	1,291.8	1,077.2
Land/lot sales	80.4	27.6	24.4

	1,672.4	1,319.4	1,101.6

Gross profit	428.4	323.2	276.1

Selling, general and administrative expenses	251.6	212.1	187.5
Income from joint ventures	(3.2)	—	—
Other (income) expense	(1.7)	(3.6)	(2.6)

Homebuilding pretax income	181.7	114.7	91.2

Financial Services:
Financial Services pretax income	8.3	15.6	15.7

Income from continuing operations before income taxes	190.0	130.3	106.9
Income tax expense	70.4	47.6	39.9

Income from continuing operations	119.6	82.7	67.0

Discontinued operations:
Income from discontinued operations	—	—	7.9
Income tax expense	—	—	2.9

Income from discontinued operations, net of taxes	—	—	5.0

Net income	$119.6	$82.7	$72.0

Earnings per common share – basic
From continuing operations	$2.67	$1.96	$1.60
From discontinued operations	—	—	0.12

Net income	$2.67	$1.96	$1.72

Earnings per common share – diluted
From continuing operations	$2.60	$1.94	$1.60
From discontinued operations	—	—	0.12

Net income	$2.60	$1.94	$1.72

Weighted average number of common shares outstanding:
Basic	44,848,297	42,176,148	41,818,181

Diluted	45,928,560	42,544,152	41,818,181

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except shares and par value)

	December 31, 2004	December 31, 2003
ASSETS

HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$217.6	$73.7
Restricted	8.0	21.2
Inventory
Deposits	132.8	78.7
Homesites and land under development	336.2	443.4
Residences completed and under construction	671.0	404.6
Inventory not owned	136.2	246.2

	1,276.2	1,172.9
Property and equipment, net	26.7	23.7
Investments in unconsolidated joint ventures	71.6	10.5
Other assets	69.6	43.7
Goodwill	110.7	100.1

	1,780.4	1,445.8

FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	50.9	3.1
Restricted	69.1	73.4
Mortgage loans held for sale	75.8	75.2
Other assets	9.8	7.5

	205.6	159.2

Total assets	$1,986.0	$1,605.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$187.4	$149.3
Customer deposits	69.1	35.5
Obligations for inventory not owned	136.2	246.2
Notes payable	811.4	480.0
Bank borrowings	—	17.9

	1,204.1	928.9

FINANCIAL SERVICES:
Accounts payable and other liabilities	70.2	75.3
Bank borrowings	49.0	63.2

	119.2	138.5

Total liabilities	1,323.3	1,067.4

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 44,856,437 and 44,833,554 shares issued and outstanding at December 31, 2004 and 2003, respectively	0.4	0.4
Additional paid-in capital	388.5	379.3
Unearned compensation	(9.0)	(7.3)
Retained earnings	282.8	165.2

Total stockholders’ equity	662.7	537.6

Total liabilities and stockholders’ equity	$1,986.0	$1,605.0

Selected Homebuilding Operating Data

The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Year ended December 31,
	2004		2003		2002
Deliveries:	Homes	$	Homes	$	Homes	$
Florida	2,361	$632.8	2,311	$562.5	2,024	$497.0
Mid-Atlantic	562	235.3	636	209.3	564	197.9
Texas	1,827	459.9	1,557	407.5	1,539	397.2
West	2,471	657.0	1,631	425.1	958	258.2

Consolidated total	7,221	$1,985.0	6,135	$1,604.4	5,085	$1,350.3
From unconsolidated joint ventures	116	34.7	—	—	—	—

Total	7,337	$2,019.7	6,135	$1,604.4	5,085	$1,350.3

	Year ended December 31,
	2004		2003		2002
Net Sales Orders(1):	Homes	$	Homes	$	Homes	$
Florida	3,711	$1,107.8	2,662	$672.1	1,809	$465.2
Mid-Atlantic	682	289.0	616	207.3	569	212.2
Texas	1,876	473.9	1,673	427.7	1,515	394.9
West	3,274	942.0	1,884	481.8	1,116	306.1

Consolidated total	9,543	$2,812.7	6,835	$1,788.9	5,009	$1,378.4
From unconsolidated joint ventures	390	117.6	—	—	—	—

Total	9,933	$2,930.3	6,835	$1,788.9	5,009	$1,378.4

(1) Net of cancellations

	Year ended December 31,
	2004			2003			2002
Sales Backlog:	Homes	$	Avg Price	Homes	$	Avg Price	Homes	$	Avg Price
Florida	2,896	$898.9	$310	1,546	$423.8	$274	1,195	$314.2	$263
Mid-Atlantic	346	141.9	$410	224	87.6	$391	244	89.7	$368
Texas	543	137.3	$253	494	123.3	$250	378	103.0	$273
West	1,309	388.9	$297	864	220.7	$255	463	130.0	$281

Consolidated total	5,094	$1,567.0	$308	3,128	$855.4	$274	2,280	$636.9	$279
From unconsolidated joint ventures*	669	210.4	$314	—	—		—	—

Total	5,763	$1,777.4	$308	3,128	$855.4	$274	2,280	$636.9	$279

	Year ended December 31,
	2004		2003		2002
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders
Florida	$268	$299	$243	$253	$246	$257
Mid-Atlantic	$419	$424	$329	$337	$351	$373
Texas	$252	$253	$262	$256	$258	$261
West	$266	$288	$261	$256	$270	$274
Consolidated total	$275	$295	$262	$262	$266	$275
From unconsolidated joint ventures	$299	$301	—	—	—	—
Total	$275	$295	$262	$262	$266	$275

	Percentage of Total Homebuilding Revenues
	Year ended December 31,
	2004	2003	2002
Gross Profit	20.4%	19.7%	20.0%
SG&A	12.0%	12.9%	13.6%
Income from joint ventures	(0.1)%	—	—
Other (income) expense, net	(0.1)%	(0.2)%	(0.2)%

Homebuilding pretax income	8.6%	7.0%	6.6%

Non-GAAP Financial Information
EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$49.4	$20.3	$119.6	$82.7
Add: income taxes	29.6	11.7	70.4	47.6
Add: interest in cost of sales	14.4	10.3	50.5	35.3
Add: depreciation and amortization expense	3.1	3.2	12.6	9.3

EBITDA (1)	$96.5	$45.5	$253.1	$174.9

     EBITDA is the sum of net income, before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. Our non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

We compensate for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above (dollars in millions).

Supplemental Information:

We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”) which comprise our operating segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore /Southern Pennsylvania	Austin	Central Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio

We build homes for inventory and on a pre-sold basis. At December 31, 2004, we had 3,990 homes completed or under construction (including joint ventures), of which approximately 24% were unsold. At December 31, 2004, we had 203 completed unsold homes in our inventory (including joint ventures), of which approximately 36% had been completed for more than 90 days. We are actively working to reduce our finished speculative home inventory to reduce carrying costs and to increase our available capital.

We were actively selling homes in 245 communities (including 18 through our joint ventures) and 217 communities at December 31, 2004 and 2003, respectively. For the three months ended December 31, 2004, homebuilding revenues increased 39%, net income increased 144%, net sales orders (including joint ventures) increased 20% and home deliveries (including joint ventures) increased 29% as compared to the same period in the prior year. For the year ended December 31, 2004, homebuilding revenues increased 28%, net income increased 45%, net sales orders (including joint ventures) increased 45% and home deliveries (including joint ventures) increased 20% as compared to the same period in the prior year. Sales value in backlog at December 31, 2004 as compared to December 31, 2003 increased by 83% to $1.6 billion. Our joint ventures had an additional $210 million in sales backlog. Our home cancellation rate was approximately 21.0% for the quarter ended December 31, 2004 and 15.8% for the twelve months ended December 31, 2004.

In September 2004, we acquired certain assets of Gilligan Homes which included control of approximately 1,100 homesites. Gilligan Homes is a regional builder with operations in Maryland, Southern Pennsylvania and Delaware.

Homesite Option Contracts and Consolidation

In the ordinary course of business we enter into option contracts to purchase homesites and land held for development. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. Our liability for nonperformance under such option contracts is generally limited to forfeiture of the related deposits. At December 31, 2004 and December 31, 2003, we had refundable and nonrefundable deposits aggregating $132.8 million and $78.7 million, respectively, included in inventory in the accompanying consolidated statements of financial condition. At December 31, 2004, we controlled 50,000 homesites of which 76% were controlled through various option contracts.

We have entered, and expect to continue to enter, into joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that also build and market homes. The majority of these joint ventures are not consolidated. We believe that joint ventures allow us to mitigate and share the risk associated with land ownership and development and extend our capital resources. At December 31, 2004, our investment in these joint ventures was $71.6 million.

At December 31, 2004, we owned approximately 12,000 homesites, had option contracts on 33,000 homesites, and joint ventures controlled 5,000 homesites.

Fiscal Year 2004 Compared to Fiscal Year 2003

Income from continuing operations before income taxes increased by 46% to $190.0 million for the year ended December 31, 2004, from $130.3 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding pretax income to $181.7 million for the year ended December 31, 2004, from $114.7 million for the year ended December 31, 2003. This was partially offset by a decline in Financial Services pretax income to $8.3 million from $15.6 million for the same periods.

Our effective tax rate was 37.0% and 36.5% for the years ended December 31, 2004 and 2003, respectively. This increase was due to increases in income in states with higher tax rates.

As a result of the above, net income increased to $119.6 million (or $2.60 per diluted share) for the year ended December 31, 2004, from $82.7 million (or $1.94 per diluted share) for the year ended December 31, 2003.

Results of Operations

Homebuilding revenues increased 28% to $2.1 billion for the year ended December 31, 2004, from $1.6 billion for the year ended December 31, 2003. This increase is due primarily to an increase in revenues from home sales to $2.0 billion for the year ended December 31, 2004, from $1.6 billion for the comparable period in 2003. Although this was a large increase, delays related to the hurricanes in Florida caused our deliveries to lag behind our expectations. We expect the labor and supply shortages caused by the hurricanes to persist for some time.

The 24% increase in revenue from home sales was due to (1) an 18% increase in home deliveries to 7,221 from 6,135 for the year ended December 31, 2004 and 2003, respectively and (2) a 5% increase in the average selling price on delivered homes to $275,000 from $262,000 in the same periods. A significant component of this increase was the 55% increase in revenues from home sales in our West region for the year ended December 31, 2004 as compared to the same period in 2003. This increase was due to the increase in the number of homes delivered and the higher average selling price of such homes. Land sales increased to $115.8 million for the year ended December 31, 2004, as compared to $38.2 million for the year ended December 31, 2003. As part of our land inventory management strategy we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.

Our Homebuilding gross profit increased 33% to $428.4 million for the year ended December 31, 2004, from $323.2 million for the year ended December 31, 2003. This increase is primarily due to an increase in revenue from home sales. Our gross margin on home sales increased to 19.8% for the year ended December 31, 2004, from 19.5% for the year ended December 31, 2003. For the year ended December 31, 2004, we generated gross profit on land sales of $35.4 million as compared to $10.6 million for the comparable period in 2003.

SG&A expenses increased to $251.6 million for the year ended December 31, 2004, from $212.1 million for the year ended December 31, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 12.0% for the year ended December 31, 2004, as compared to 12.9% for the same period in 2003. The 90 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the increase in Homebuilding revenues and our ability to generate higher revenue levels while leveraging fixed SG&A costs. The combination of improved gross margins and reduced SG&A expenses as a percentage of Homebuilding revenues caused our Homebuilding pretax income to increase to 8.6% for the year ended December 31, 2004 from 7.0% for the year ended December 31, 2003.

SG&A expenses as a percentage of revenues from home sales for the year ended December 31, 2004 decreased to 12.7%, as compared to 13.2% for the same period in the prior year. For the years ended December 31, 2004 and 2003, we recognized a compensation charge of $7.2 million and $1.2 million, respectively, for variable accounting of certain stock-based awards, which include accelerated vesting criteria that were partially realized during the year.

For the year ended December 31, 2004, income from joint ventures of $3.2 million includes management and other fees earned on our investments in joint ventures.

Net Sales Orders and Backlog

For the year ended December 31, 2004, net sales orders (including joint ventures) increased by 45% and the value of net sales orders (including joint ventures) increased by 64%, as compared to the same period in the prior year. The increase is due to strong housing demand in the majority of our markets and an increase in the number of communities in which we are marketing. The average sales price on net sales orders increased by 12.6% to $295,000 for the year ended December 31, 2004, as compared to $262,000 for the year ended December 31, 2003.

Including joint ventures, we had 5,763 homes in backlog as of December 31, 2004, as compared to 3,128 homes as of December 31, 2003. This increase in revenue in backlog of 83% is primarily attributable to the increased sales activity in many of our existing markets. Our average selling price of homes in backlog has increased to $308,000 as of December 31, 2004 from $274,000 as of December 31, 2003 as a result of the strong housing demand in certain of our markets allowing us to increase prices in those markets, along with a change in the product mix of our homes in backlog. The increase in revenues in backlog and the average selling price of homes in backlog was also impacted by fourth quarter delays in delivering homes in several of our markets.

Financial Services

Financial Services pretax income decreased to $8.3 million for the year ended December 31, 2004 from $15.6 million for the year ended December 31, 2003. This 47% decrease is due primarily to a decrease in the number of closings at our title and mortgage operations and reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest margin. It also reflects an increase in general and administrative expenses as a result of higher staff levels and $1.5 million in nonrecurring moving costs and employee separation expenses incurred in connection with the relocation of our mortgage company headquarters to Tampa, Florida. For the year ended December 31, 2004, our mix of mortgage originations was 33% adjustable rate mortgages (of which approximately half were interest only) and 67% fixed rate mortgages, which is a shift from the comparable period in the prior year of 17% adjustable rate mortgages and 83% fixed rate mortgages. The average FICO score of our homebuyers during the year ended December 31, 2004 was 728 and the average loan to value ratio on first mortgages was 76%. During the year ended December 31, 2004, approximately 12% of our homebuyers paid in cash. Our mortgage operations capture ratio for non-cash homebuyers decreased to 58% for the year ended December 31, 2004, from 59% for the comparable period in 2003. The number of closings at our mortgage operations decreased to 4,577 for the year ended December 31, 2004, from 4,660 for the year ended December 31, 2003, primarily due to an increase in the number of homebuyers paying in cash. Our title operations capture ratio increased to 96% of our homebuyers for the year ended December 31, 2004, from 82% for the comparable period in 2003. However, the number of closings at our title operations decreased to 19,750 for the year ended December 31, 2004, from 20,773 for the same period in 2003 primarily due to a decrease in refinancing transactions by non-affiliated customers who accounted for approximately 73% of our title company revenues for the year ended December 31, 2004.